August 8, 2011

VIA EDGAR

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

To Whom It May Concern:

Re:      Resignation from Energy Quest, Inc.

I have read the statements that I understand Energy Quest, Inc. will include under Item 5.02 of the Form 8-K report it will file regarding my resignation.  I agree with such statements made regarding my resignation.

Regards,

/s/ Wilf Ouellette

Wilf Ouellette